EXHIBIT 16.1

January 28, 2013

Securities and Exchange Commission
Washington, DC  20549

Commissioners:

We have read Item 4.01 of Solitron Devices, Inc.’s Form 8-K dated January 24, 2013, and we agree with such statements insofar as they relate to our firm and the predecessor firm, Meeks International, Inc.

/s/ Thomas, Howell, Ferguson, P.A